UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 14, 2011
NOBLE ENERGY, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-07964	73-0785597

(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

100 Glenborough, Suite 100 Houston, Texas (Address of principal executive offices)	77067 (Zip Code)
Registrant’s telephone number, including area code: (281) 872-3100
(Former name, former address and former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On October 14, 2011, Noble Energy, Inc. (the “Company”) entered into a Credit Agreement by and among the Company, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, Citibank N.A., as syndication agent, Bank of America, N.A., Mizuho Corporate Bank, LTD., and Morgan Stanley MUFG Loan Partners, LLC, as documentation agents, and certain other commercial lending institutions named therein (the “Credit Agreement”), which provides for a new $3.0 billion unsecured five-year revolving credit facility (the “Credit Facility”). The Credit Agreement replaces the Company’s 2006 Credit Agreement (as defined in Item 1.02 below). On that same date, the Company borrowed $400 million under the Credit Facility, which was used to repay outstanding borrowings under and to terminate the Company’s 2006 Credit Agreement, which was scheduled to mature on December 9, 2012.
     The Company’s new Credit Facility (i) provides for an initial commitment of $3.0 billion with an option to increase the overall commitment amount by up to an additional $1.0 billion, subject to the consent of any increasing lenders, (ii) will mature on October 14, 2016, (iii) provides for facility fee rates that range from 12.5 basis points to 30 basis points per year depending upon the Company’s credit rating, (iv) includes sub-facilities for short-term loans and letters of credit up to an aggregate amount of $500 million under each sub-facility and (iv) provides for interest rates that are based upon the Eurodollar rate plus a margin that ranges from 100 basis points to 145 basis points depending upon the Company’s credit rating.
     The Credit Agreement contains customary representations and warranties, affirmative and negative covenants and events of default. The Credit Agreement requires that our total debt to capitalization ratio, expressed as a percentage, not exceed 65 percent at any time. A violation of this covenant could result in a default under the Credit Agreement, which would permit the participating banks to restrict the Company’s ability to access the Credit Facility and require the immediate repayment of any outstanding borrowings under the Credit Facility.
     Certain lenders that are a party to the Credit Agreement have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending or commercial banking services for the Company and its subsidiaries, for which they have received, and may in the future receive, customary compensation and reimbursement of expenses.
     The foregoing description of the material terms and conditions of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 hereto.
Item 1.02. Termination of a Material Agreement.
     On October 14, 2011, the Company terminated its $2.1 billion five-year Amended and Restated Credit Agreement, dated November 30, 2006, among the Company, JPMorgan Chase Bank, N.A., as administrative agent, Wells Fargo Bank, National Association (f/k/a Wachovia Bank, National Association) and The Royal Bank of Scotland PLC, as co-syndication agents, Deutsche Bank Securities Inc., Citibank, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as co-documentation agents, and certain other commercial lending institutions named therein (the “2006 Credit Agreement”) and repaid all amounts outstanding thereunder with proceeds of loans drawn under the Company’s new Credit Agreement.
Item 2.03. Creation of a Direct Financial Obligation.
     The information set forth under Item 1.01 above is hereby incorporated into this Item 2.03 by reference.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits. The following exhibit is filed as part of this report on Form 8-K:
10.1	$3.0 billion five-year Credit Agreement, dated October 14, 2011, among Noble Energy, Inc., JPMorgan Chase Bank, N.A., as administrative agent, Citibank N.A., as syndication agent, Bank of America, N.A., Mizuho Corporate Bank, LTD., and Morgan Stanley MUFG Loan Partners, LLC, as documentation agents, and certain other commercial lending institutions named therein.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NOBLE ENERGY, INC.
Date: October 18, 2011	By:	/s/ Kenneth M. Fisher
Kenneth M. Fisher
Senior Vice President, Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	$3.0 billion five-year Credit Agreement, dated October 14, 2011, among Noble Energy, Inc., JPMorgan Chase Bank, N.A., as administrative agent, Citibank N.A., as syndication agent, Bank of America, N.A., Mizuho Corporate Bank, LTD., and Morgan Stanley MUFG Loan Partners, LLC, as documentation agents, and certain other commercial lending institutions named therein.